Exhibit 4.2

INDEPENDENT BANKS OF VIRGINIA, INC.

ARTICLES OF AMENDMENT

(a) The name of the corporation is:

Independent Banks of Virginia, Inc.

(b) This amendment adopted pursuant to Section 13.1-55 (f) of the Code of Virginia, 1950, as amended, is to change Article 4 of the Articles of Incorporation to read as follows:

“4. The aggregate number of shares which the corporation shall have the authority to issue and the par value per share are as follows:

Class	Number of Shares	Par Value-Shares
Common Stock	1,000,000	$5.00”

(c) The Board of Directors, on October 23, 1985, and November 27, 1985, found the amendment to be in the best interest of the corporation. The stockholders adopted the amendment on December 27, 1985, at a special meeting of stockholders called for that purpose.

(d) All 265,709 of the issued and outstanding shares of the corporation’s voting common stock were entitled to vote.

(e) 196,452 of the eligible shares were voted in favor of the amendment and 300 were voted against the amendment.

(f) The amendment increases the five hundred thousand (500,000) authorized shares of $5.00 par value common stock to one million (1,000,000) shares of $5.00 par value common stock.

(g) On December 2, 1985, written notice accompanied by a copy of the proposed amendment was mailed, postage prepaid, to each and every one of the stockholders at his address as it appears on the corporation’s stock transfer books. All notices were deposited in the U. S. mail on December 2, 1985.

(h) The amendment does not effect a restatement of the Articles of Incorporation.

Signed in the City of Norfolk, Virginia, this 27th day of December, 1985.

INDEPENDENT BANKS OF VIRGINIA, INC.

/s/ C. Phillips Kraemer

C. Phillips Kraemer, President

/s/ Robert C. Stackhouse

Robert C. Stackhouse, Secretary

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